Exhibit 10.4
Incyte Corporation
Executive Severance Plan
This Executive Severance Plan (the “Plan”) was adopted by the Compensation Committee of the Board of Directors of Incyte Corporation (the “Company”) on October 27, 2025 to provide certain severance benefits to selected executives of the Company.
1.Definitions
As used in this Plan, the following terms shall have the respective meanings set forth below:
(a)“Administrator” means the Compensation Committee of the Board or its delegate as the administrator of this Plan.
(b)“Base Salary” means the Participant’s annual rate of base salary in effect immediately prior to the Participant’s Qualifying Termination; provided, however, that if the Participant’s Qualifying Termination has occurred by reason of a reduction in base salary, then the Base Salary to be used in calculating the severance payment under this Plan shall be the Participant’s base salary in effect immediately prior to such reduction.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means
(i)the Participant’s continued failure to perform substantially the Participant’s duties with the Company, other than any such failure resulting from incapacity due to Disability, which incapacity has been recognized as such by the Board or the CEO, after a written demand for substantial performance has been delivered to the Participant by the Board or the CEO that specifically identifies the manner in which the Board or CEO believes the Participant has not substantially performed such duties;
(ii)the willful engaging by the Participant in illegal conduct, gross misconduct or dishonesty that is materially and demonstrably injurious to the Company;
(iii)the Participant’s conviction of, or the entry of a pleading of guilty or nolo contendere to, any crime involving fraud or embezzlement or any felony;
(iv)the Participant’s intentional, material violation of any contract or agreement between the Participant and the Company, any statutory duty the Participant owes the Company, or any material Company policy, in each case that the Participant does not correct within thirty (30) days after written notice thereof has been provided to the Participant; or
(v)unauthorized and prejudicial disclosure or misuse of the Company’s secret, confidential or proprietary information, knowledge or data relating to the Company or its affiliates.
(e)“CEO” means the Company’s Chief Executive Officer.

(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Company” means Incyte Corporation and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law, or otherwise.
(h)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law.
(i)“Disability” means the absence of the Participant from the Participant’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness or impairment which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative.
(j)“Employment Agreement” means the Employment Agreement (if any) between the Company and the Participant providing for severance pay and other benefits if the Participant’s employment is terminated under certain circumstances during the 24-month period following a “Change in Control” as defined in such Employment Agreement.
(k)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(l)“Good Reason” means:
(i)a material diminution, without the Participant’s consent, in the Participant’s responsibilities, authority or duties, including a material change in reporting relationship (excluding any diminution during periods of the Participant’s physical or mental incapacity); or
(ii)a material diminution of more than 10% in the Participant’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company.
A Participant’s Qualifying Termination shall not be considered to be for Good Reason unless (A) within ninety (90) days after the initial existence of the applicable event or condition that is purported to give rise to a basis for termination for Good Reason, the Participant provides written notice of the existence of such event or condition to the Company, (B) such event or condition is not cured within thirty (30) days after the date of the written notice from the Participant to the Company, provided that the Company may notify the Participant at any time prior to expiration of the cure period that it will not cure the circumstances, in which case the cure period shall end immediately upon such notification, and (C) the Participant terminates employment no later than thirty (30) days after the expiration of the applicable cure period.
(m)“Participant” means an officer of the Company designated by the Compensation Committee of the Board as eligible to participate in this Plan.
(n)“Plan” means this Incyte Corporation Executive Severance Plan as set forth herein and as amended from time to time.

(o)“Qualifying Termination” means the termination of a Participant’s employment (i) by the Company other than for Cause or Disability, or (ii) by a Participant for Good Reason.
(p)“Separation Benefits” means the benefits payable in accordance with Section 2(a)(ii)-(iv) of this Plan.
(q)“Termination Date” means the date of the Participant’s Qualifying Termination.
2.Payments and Benefits Upon Termination of Employment
(a)Upon a Qualifying Termination, a Participant shall be entitled to receive:
(i)Any unpaid wages due for periods prior to the Participant’s Termination Date, and all of the Participant’s accrued and unused vacation or paid time off through the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law. Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan of or any agreement with the Company or any of its affiliated companies at or subsequent to the Termination Date shall be payable in accordance with such plan or agreement except as explicitly modified by this Plan.
(ii)Severance pay in an amount equal to the sum of (A) the Participant’s Base Salary plus (B) the Participant’s target annual cash bonus under the Company’s Incentive Compensation Plan (or any successor annual cash bonus plan) for the year in which the Qualifying Termination occurs. Such amount shall be paid in a lump sum cash payment in accordance with Incyte’s customary payroll practices at the time provided in Section 2(b).
(iii)If the Participant timely elects to continue the Participant’s medical, dental, and vision coverage under COBRA (including, if applicable, continuation of coverage for the Participant’s spouse and dependents), then the Company shall pay the COBRA premiums for the Participant and/or the Participant’s dependents directly to the applicable insurer or third party administrator until the earlier of (A) the date that is twelve months after the Participant’s Termination Date, or (B) the date the Participant becomes employed with another employer and is eligible to receive medical coverage under such other employer’s group health plan. Notwithstanding the foregoing, if and to the extent providing such COBRA premium payments would result in imposition on the Company of the tax under Section 4980D of the Code or otherwise violate applicable law, the Company shall provide cash payments to the Participant sufficient, on an after-tax basis, to enable the Participant to purchase the affected coverage.
(iv)The Company shall continue to provide the Participant with basic life insurance coverage at the level provided immediately prior to the Qualifying Termination, through conversion to individual coverage or otherwise, and shall pay the premiums for such coverage directly to the applicable insurer until the earlier of (A) the date that is twelve months after the Participant’s Termination Date, or (B) the date the Participant becomes employed with another employer and is eligible to receive life insurance coverage under such other employer’s plans.

(v)The Company shall, at its sole expense as incurred, provide the Participant with outplacement services for a period of 12 months following the Participant’s Termination Date, the scope and provider of which shall be selected by the Company.
(b)The payment of the cash amounts and the provision of the benefits set forth in Sections 2(a)(ii), (iii), (iv) and (v) are subject to the Participant’s compliance with the non-competition, non-solicitation, non-disparagement, confidentiality, and litigation and regulatory cooperation obligations set forth in Sections 3, 4 and 5 below, and to the Participant’s execution, delivery and non-revocation of an effective release of all claims against the Company, its successor or any of its respective affiliates in a form provided by the Company (the “Release”) within the sixty (60) day period following the Participant’s Termination Date (the “Release Period”). The payment of the cash severance amount pursuant to Section 2(a)(ii) shall be made on the first payroll date following the date on which the Release becomes irrevocable, provided, that if the Release Period spans two (2) calendar years, then such payment shall be made on the first payroll date that occurs in the second calendar year.
(c)This Plan shall amend and supersede the provisions of any offer letter between the Company and the Participant that provide for severance pay or other benefits upon the Participant’s termination of employment; provided, however, that if and to the extent such offer letter provides severance pay or other benefits more generous than those provided under this Plan, the terms of such offer letter shall apply.
(d)In the event that a Participant is covered by an Employment Agreement and a “Change in Control” as defined in such Employment Agreement occurs, this Plan shall not apply to such Participant during the 24-month period following the occurrence of the Change in Control. The Employment Agreement shall be the sole source of severance pay and other separation benefits in the event of the Participant’s termination of employment with the Company during such 24-month period.
3.Non-competition, Non-solicitation and Non-disparagement. During the twelve (12) month period beginning on the Termination Date, the Participant shall not, without the prior express written consent of the Company, anywhere in the world, for the Participant’s own benefit or for, with or through any other person, firm, partnership, corporation or other entity or individual (other than the Company or its affiliates) as or in the capacity of an owner, shareholder, employee, consultant, director, officer, trustee, partner, agent, independent contractor and/or in any other representative capacity or otherwise:
(a)Personally work for, advise, manage, act as a partner, co-venturer, shareholder, agent, employee or consultant for, or otherwise provide any services or assistance to or investment in, in each case in a Competitively-Sensitive Capacity (as hereinafter defined) (i) any person or entity engaged in research, development, production, sale or distribution of a product or service competitive with or substantially similar to any product or service in research, development or design, or manufactured, produced, sold or distributed by the Company of any of its affiliates; or (ii) any person or entity that otherwise competes or intends to compete with the Company or any of its affiliates;
(b)Personally (or personally direct another to) solicit or hire (A) any employee of the Company or its affiliates at the time of such solicitation or hiring or (B) any former employee of the Company or its affiliates who had such relationship within six (6) months prior to the date of such solicitation or hiring, including but not limited to attempting to induce any such employee of the Company or its affiliates to leave the employ of the Company or its affiliates; or

(c)Personally (or personally direct another to) disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, owners or employees, either orally or in writing; provided, that the Participant may confer in confidence with the Participant’s legal representatives and make truthful statements as required by law. Without limiting the foregoing, the Company shall not personally (or personally direct another to) disparage the Participant, either orally or in writing; provided, that the Company may confer in confidence with its legal representatives and make truthful statements as required by law.
For purposes of this Section 3, “Competitively-Sensitive Capacity” means (i) the same or similar capacity or function in which the Participant worked for the Company or one of its affiliates at any time during the two (2) years immediately preceding the Termination Date; (ii) any officer, director, executive or senior management capacity or function; (iii) any research and development capacity or function; (iv) any sales management or business development management capacity or function; (v) any ownership capacity (except the Participant may own as a passive investment up to 2% of any publicly traded securities); and/or (vi) any other capacity or function in which there is a material risk that the Participant would likely use or disclose trade secrets and/or confidential information of the Company or its affiliates. For purposes of clarity, if a competing business has multiple divisions, lines or segments, nothing in this Section 3 shall prohibit the Participant from being employed by, working for or assisting only that division, line or segment of such competing business that is not competitive with the business of the Company or its affiliates, provided the Participant is not involved in a Competitively-Sensitive Capacity in the research, development, manufacture, provision or sale of any products that compete with any products of the Company or its affiliates.
For purposes of this Section 3, the term “solicit” means any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any person or entity to take or refrain from taking any action.
The Participant and the Company acknowledge and agree that the worldwide geographic scope of the foregoing covenants is reasonable and necessary given, among other things, that: (i) absent the restrictions, the Participant could utilize the Company’s or its affiliates’ trade secrets and/or confidential information and compete with the Company or its affiliates from virtually anywhere; and (ii) such scope is the only way for the Company and its affiliates to protect their trade secrets and confidential information.
4.Confidentiality. The Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After the Participant’s Termination Date, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 4 constitute a basis for deferring or withholding any amounts otherwise payable to the Participant under this Plan. The Participant also acknowledges and agrees that the Participant is bound by the terms and conditions of the Confidential Information and Invention Assignment Agreement separately entered into between the Participant and the Company, as well as any other agreement entered into between the Participant and the Company with respect to confidential information, each of which shall survive any termination of this Plan in accordance with its terms.
5.Litigation and Regulatory Cooperation. During and after the Participant’s employment, the Participant shall cooperate fully with the Company and its affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its affiliates which relate to events or occurrences that transpired while the Participant was employed by the Company or its affiliates. The Participant’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or its affiliates at mutually convenient times. During and after the Participant’s employment, the Participant also shall cooperate fully with the Company and its affiliates in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Participant was employed by the Company or its affiliates. The Company shall reimburse the Participant for any reasonable out-of-pocket expenses incurred in connection with the Participant’s performance of obligations pursuant to this Section 5.
6.Injunctive relief. The Participant acknowledges and agrees that it would be difficult to measure any damages caused to the Company or its affiliates which might result from any breach by the Participant of the provisions of Section 3, 4 or 5 of this Plan, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 7 of this Plan, the Participant agrees that if the Participant breaches, or proposes to breach, any provision of Sections 3, 4 or 5 of this Plan, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
7.Claims for Benefits.
(a)Any claim for payments and benefits under the Plan must be submitted to the Administrator in writing. A claim must be made within six (6) months of the Participant’s termination date. Any claim made beyond six (6) months after the Participant’s termination date shall be time barred and the Participant will be expressly precluded from receiving any severance payments and/or benefits under the Plan. The Participant will be provided written or electronic notification by the Administrator or its delegate if the Participant is denied payments and benefits under the Plan or of any other adverse benefit determination. The notice shall provide the specific reason(s) for the determination and reference to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary to perfect the claim and an explanation why such material or information is necessary (if applicable), a description of the Plan’s appeal procedures, including the time limits and a statement of the Participant’s right to bring a civil action following an appeal.
(b)If a claim for benefits under the Plan is denied in full or in part or the Participant receives some other adverse benefit determination, the Participant may appeal the decision to the Administrator. To appeal a decision, the Participant must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after the date of the claim denial. If the Participant does not submit an appeal within this 60 day period, the Participant will not be entitled to appeal the denial or adverse benefit determination. The Participant may also include information or other documentation in support of the Participant’s claim. Upon request, the Participant will be provided reasonable access to and copies of, all documents, records and other information relevant (as defined by ERISA) to the claim. The Participant may have a qualified person represent the Participant during the appeal process. The Participant will be notified of a decision within 60 days (which may be extended to 120 days, if required) of the date the appeal is received. If an extension of time is required by the

Administrator, the Participant will receive notice of the reason for the extension within the initial 60-day period and a date by which the Participant can expect a decision. Any decision on appeal shall be final, conclusive and binding upon all parties. If the appeal is denied, however, the Participant will be advised of his or her right to file a claim in court.
(c)The Participant may not bring a lawsuit to recover benefits under the Plan until the Participant has exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued pursuant to the claims review procedures described above. This one-year statute of limitations on suits for all benefits shall apply in any forum where the Participant may initiate such a suit.
8.Withholding Taxes. The Company may withhold from all payments or benefits due hereunder all taxes which, by applicable federal, state, local or other law, it is required to withhold therefrom.
9.Section 409A. Notwithstanding anything contained in this Plan to the contrary, to the maximum extent permitted by applicable law, amounts payable and benefits provided to a Participant pursuant to Section 2 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals) or any other exception from Section 409A of the Code (“Section 409A”) permitted under applicable guidance. For this purpose each payment or benefit to which Participant is entitled under Section 2 shall be considered a separate and distinct payment. In addition, for purposes of the Plan, if any amounts or benefits to be paid or provided under the Plan are considered to be nonqualified deferred compensation subject to Section 409A then (i) no such amounts or benefits shall be payable or provided unless the Participant’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) and (ii) if the Participant is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then no amounts or benefits that are nonqualified deferred compensation shall be paid or provided to the Participant until the first day of the seventh month following the Participant’s separation from service or, if earlier, the date of the Participant’s death, to the extent such delayed payment is required to avoid a prohibited distribution under Code Section 409A(a)(2), or any successor provision thereof.
10.Termination or Amendment of Plan. The Board or the Compensation Committee of the Board shall have the right at any time, in its sole discretion, to terminate or amend the Plan, which right includes, but is not limited to the right to add any person to the Plan as a Participant or to remove any person from the Plan as a Participant. In no event shall an amendment or termination of this Plan adversely affect the Separation Benefits of a Participant who has had a Qualifying Termination prior to the date of such amendment or termination; provided, however, that the Board or the Compensation Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.
11.Successors.
(a)This Plan shall not be terminated by any merger, consolidation, share exchange, or similar event involving the Company whereby the Company is or is not the surviving or resulting entity. In the event of any merger, consolidation, share exchange or similar event, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which the Company’s assets are transferred.
(b)Concurrently with any merger, consolidation, share exchange or sale, lease or transfer of all or substantially all of its assets, the Company will cause any successor or transferee unconditionally to assume all of the obligations of the Company hereunder, provided that nothing in this Section 11 shall limit the ability of the Company or any such successor or transferee to terminate or amend the Plan in accordance with Section 10, subject to the provisions in the second sentence thereof.
(c)This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees. If a Participant shall die while any amounts are payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s estate.
12.No Mitigation or Offset. The obligation of the Company to provide a Participant with the Separation Benefits and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against such Participant or others. In no event shall a Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not such Participant obtains other employment, except as specifically provided herein.
13.Governing Law; Validity. The interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with ERISA, the Code and other pertinent Federal laws and, to the extent not preempted by ERISA, in accordance with the laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.
14.Administration. The Plan shall be administered by the Administrator which shall have the sole discretion to interpret the Plan and to determine eligibility for benefits hereunder. The Administrator may prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate. The Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan. Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof will be borne by the Company.
15.Notices.
(a)For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or delivered by overnight courier, or when mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:
if to the Company:

Incyte Corporation
Attn: General Counsel
1801 Augustine Cut-off
Wilmington, DE 19803
if to the Participant, at the home address which the Participant most recently communicated to the Company in writing.
Either party may provide the other with notices of change of address, which shall be effective upon receipt. Notices and communications shall be effective when actually received by the addressee.
(b)Any termination by the Company of the Participant’s employment or any resignation by the Participant that is a Qualifying Termination shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 15(a) above. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.
16.Miscellaneous.
(a)The Company shall not be required to fund or otherwise segregate assets to be used for the payment of any benefits under the Plan. The Company shall make such payments only out of its general corporate funds, and therefore its obligation to make such payments shall be subject to any claims of its other creditors.
(b)This Plan does not constitute a contract of employment or impose on the Company any obligation to retain a Participant as an officer or employee (as the case may be), to retain a Participant as a Participant (prior to the Participant’s Termination Date), not to change the status of a Participant’s at-will employment, or not to change the policies of the Company regarding termination of employment.
(c)No rights of any Participant (or beneficiary) to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by the laws of descent and distribution. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.
(d)Unless the Company specifically provides otherwise, any benefits payable under this Plan shall not be taken into account for purposes of determining benefits payable to a Participant under any other benefit plan or program.
(e)The Company’s obligations hereunder shall be subject to all applicable laws, and the Separation Benefits and other benefits payable hereunder may be adjusted to comply with any such laws.
(f)The Participant’s or the Company’s failure to insist upon strict compliance with any provision of this Plan or to assert any right the Participant or the Company may have under this Plan shall not be deemed a waiver of such provision or right or any other provision or right under this Plan.

(g)Except as provided in Sections 2(c) and 2(d) of this Plan, the benefits provided under this Plan shall be in lieu of any other severance payments and/or benefits provided by the Company, including but not limited to any payments and/or benefits under an applicable employment agreement or offer letter between the Company and the Participant. The Separation Benefits payable pursuant to Section 2 of the Plan are subject to clawback under the circumstances detailed in the Company’s Policy for Recoupment of Erroneously Awarded Compensation and its Policy for Recoupment of Incentive Compensation.